Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Thursday, November 4, 2010 at 10:00 a.m. ET
Dial-in number:	800 915 4586 (no pass code required)
Webcast / Replay URL:	www.earnings.com or http://www.ballantyne-strong.com/IREvents.aspx
Replay available on Internet for 90 days.

Ballantyne Q3 EPS Rose to $0.16 from $0.04 in the Year-ago Quarter on 99% Increase in Net Revenues to a Record $32.9 Million

OMAHA, Nebraska (November 4, 2010) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the third quarter (Q3) and nine months ended September 30, 2010.

Third Quarter Results

Ballantyne Strong’s net revenues rose 99% to $32.9 million, its second consecutive all-time record quarter, as a result of significant year-over-year sales increases in digital cinema equipment, cinema screens and digital cinema services.  Net earnings rose to $2.3 million, or $0.16 per diluted share, compared to net earnings of $0.5 million, or $0.04 per diluted share a year-ago.

Sales of digital cinema equipment rose 291% to $20.2 million, reflecting continuing global demand for the Company’s digital projection systems, primarily in the Americas and China.  Ballantyne’s cinema screen sales increased approximately 77% to $5.0 million in Q3 2010, principally due to accelerating demand for specialty “silver” screens used for digital 3D as exhibitors continue to upgrade certain theatre auditoriums to 3D.  Cinema services revenue rose 148% to $2.2 million, reflecting growing demand for Ballantyne’s team of over 60 digital cinema technicians to complete digital projection equipment installations and integrations.

Consolidated gross profit rose to $6.5 million, or 19.6% of revenue in Q3 2010, from $3.6 million, or 21.5% of revenue in Q3 2009.  The expected decline in gross profit margin reflects the increase in digital projection equipment sales that carry lower margins than most of the Company’s other products and services.  SG&A rose 20.5% to approximately $2.9 million but declined significantly as a percentage of net revenues to 8.9%, compared to 14.7% in Q3 2009.

Nine-Month Results

For the nine-months ended September 30, 2010, net revenues rose 70.8% to $91.0 million.  Gross profit in the first nine months of 2010 was $16.7 million, or 18.4% of net revenues, compared to 2009 gross profit of $11.2 million, or 21.0% of net revenues.  Net earnings for the first nine months of 2010 were $6.1 million, or $0.42 per diluted share, compared to net earnings of $2.0 million, or $0.14 per diluted share, in the same period of 2009.

Balance Sheet Update

Ballantyne used $1.5 million in cash from operating activities in Q3 ‘10 and ended the period with $19.2 million in cash and cash equivalents, compared to $23.6 million at December 31, 2009.  As previously announced, Ballantyne is investing in the expansion of its Quebec-based Strong/MDI cinema screen manufacturing facility, including the purchase of the existing facility and an adjacent parcel of land, and has commenced the expansion of the facility’s manufacturing capacity.  Approximately $0.5 million of the $6 million expansion program was expended during Q3 2010.  Ballantyne also deployed additional capital to complete its state-of-the-art Digital Network Operations Center (NOC), which provides 24/7 remote monitoring services capable of tracking and servicing a wide array of digital systems.  The NOC opened October 1 at the Company’s Omaha, NE headquarters.

On November 1, Ballantyne announced the appointment of Gary L. Cavey as President and Chief Executive Officer, replacing retiring CEO John P. Wilmers, who will remain with the Company and focus on Ballantyne’s growing business opportunities in Asia.

Gary Cavey, commented, “This is a very exciting time to join Ballantyne, as the Company is solidly positioned and achieved another revenue record in Q3, as the theatre industry’s conversion to digital projection technology, including digital 3D, gained momentum.  The digital trend is enabling strong growth in digital projector systems, cinema screens and digital cinema services.  Through the first nine months of this year, Ballantyne sold 931 digital projection systems, generated $13.0 million from cinema screen sales and installed approximately 1,200 digital projection systems.

“The expansion of our ISO 9001 Strong/MDI screen manufacturing facility is on-schedule, and when completed its capacity will be approximately 35% greater.  The opening of our NOC is another key step in our evolution as a full-service digital cinema product and services provider.  In addition to the NOC’s value to our exhibitor clients with remote monitoring and servicing, we are also focusing on expanding and diversifying the NOC’s services into other digital systems including audio, flat panels and associated networks that provide unifying connections and systems security.”

About Ballantyne Strong, Inc. (www.ballantyne-strong.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the

Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net revenues	$32,929,645	$16,552,036	$91,015,727	$53,298,196
Cost of revenues	26,461,344	12,996,753	74,280,945	42,111,250
Gross profit	6,468,301	3,555,283	16,734,782	11,186,946

Selling & administrative expenses:
Selling	726,260	518,790	2,280,258	1,954,980
Administrative	2,214,355	1,921,228	6,352,801	5,873,540
Total S&A expenses	2,940,615	2,440,018	8,633,059	7,828,520
Gain (loss) on disposal or transfer of assets	7,691	229	178,192	(1,714)
Income from operations	3,535,377	1,115,494	8,279,915	3,356,712

Interest income	4,197	10,369	17,587	80,903
Interest expense	(11,727)	(8,116)	(27,120)	(25,557)
Equity in income (loss) of joint venture	(23,373)	(219,420)	802,393	(637,557)
Other income (expense) net	(81,055)	(142,734)	(107,279)	(29,830)
Income before income taxes	3,423,419	755,593	8,965,496	2,744,671
Income tax expense	(1,102,698)	(212,497)	(2,867,816)	(725,935)
Net earnings	$2,320,721	$543,096	$6,097,680	$2,018,736

Earnings per share
Basic	$0.16	$0.04	$0.43	$0.14
Diluted	$0.16	$0.04	$0.42	$0.14

Weighted average shares outstanding:
Basic	14,199,858	14,005,912	14,139,682	13,996,533
Diluted	14,417,754	14,163,609	14,363,234	14,138,813

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	Sept. 30, 2010	Dec. 31, 2009
Assets
Current assets:
Cash and cash equivalents	$19,167,244	$23,589,025
Restricted cash	486,403	442,766
Accounts receivable, net	17,738,205	8,877,980
Unbilled revenue	3,958,765	1,894,075
Inventories, net	26,581,450	12,987,048
Recoverable income taxes	1,602,505	1,850,699
Deferred income taxes	2,193,606	1,943,679
Consignment inventory	450,382	486,527
Other current assets	2,730,323	667,592
Total current assets	74,908,883	52,739,391
Investment in joint venture	2,306,931	2,216,638
Property, plant and equipment, net	7,373,726	3,612,935
Intangible assets, net	797,426	1,103,128
Other assets	20,000	17,257
Deferred income taxes	47,330	520,951
Total assets	$85,454,296	$60,210,300
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,518,101	$9,768,896
Other accrued expenses	4,203,344	3,623,143
Customer deposits	3,652,809	2,295,946
Income tax payable	804,875	1,246,247
Total current liabilities	35,179,129	16,934,232
Deferred income taxes	245,871	274,977
Other accrued expenses, net of current portion	491,494	483,425
Total liabilities	35,916,494	17,692,634
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000,000 shares; issued 16,440,781 shares in 2010 and 16,283,676 shares in 2009	164,407	162,836
Additional paid-in capital	36,094,616	35,332,787
Accumulated other comprehensive income (loss):
Foreign currency translation	(126,821)	(286,086)
Minimum pension liability	110,665	110,665
Retained earnings	28,677,615	22,580,144
	64,920,482	57,900,346
Less 2,139,982 of common shares in treasury, at cost	(15,382,680)	(15,382,680)
Total stockholders’ equity	49,537,802	42,517,666
Total liabilities and stockholders’ equity	$85,454,296	$60,210,300

Selected Cash Flow Statement Items (unaudited):

	Nine Months Ended September 30,
	2010	2009

Net earnings	$6,097,680	$2,018,736
Depreciation and amortization	1,300,611	1,329,011
Equity in (income) loss of joint venture	(802,393)	637,557
Net cash (used in) provided by operating activities	(1,519,580)	2,271,611
Capital expenditures	(4,397,526)	(807,715)
Proceeds from sales of investments in securities	—	10,025,000
Net cash provided by (used in) investing activities	(3,482,416)	9,261,959
Net increase (decrease) in cash & cash equivalents	(4,421,781)	11,837,914
Cash & cash equivalents at beginning of period	23,589,025	11,424,984
Cash & cash equivalents at end of period	$19,167,244	$23,262,898

# # #

CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com